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                                                                   EXHIBIT 10.20
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                             EMPLOYMENT AGREEMENT
                             --------------------


                                  I.  PARTIES

     This Employment Agreement ("Agreement") entered into as of June 18, 1999 by and between Ortel Corporation, 2015 West Chestnut Street, Alhambra, CA 91803-1552 ("ORTEL") and Stephen R. Rizzone residing at 1101 Ebbtide Road, Corona del Mar, CA 92656 ("Executive").

                                  II.RECITALS

     1. ORTEL desires to retain the services of Executive and Executive desires to provide such services as provided herein.

                                  III.  TERMS

     1. Effective Date: This Employment Agreement shall become effective on June 18, 1999.

     2. Positions: Executive shall be employed by ORTEL as Chairman of the Board of Directors, President and Chief Executive Officer.

     3. Employment Duties: As Chairman of the Board of Directors, President and Chief Executive Officer, Executive will have total overall responsibility for all business activities of ORTEL. Including, without limitation, the tactical operation and strategic direction of ORTEL. In conjunction with this responsibility, all personnel will report either to the Executive or to persons reporting to him. Executive will report only to the Board. Executive will be allowed to vote on all matters before the Board concerning ORTEL, excluding only matters directly and solely related to Executive's compensation and employment and such other matters with respect to which Executive would be deemed to be an "interested director" under the Delaware General Corporation Law. Notwithstanding the foregoing the Chief Financial Officer shall also report to the Board of Directors with respect to the books, records, financial condition and financial report of the Company.

     4. Term: The term of this Agreement is five (5) years, commencing June 18, 1999, and terminating June 18, 2004. Unless terminated by either Party as provided hereinunder, this Agreement shall automatically be extended annually for one additional year beginning June 18, 2004. However, either party may terminate Executive's employment, with or without cause, upon giving at least thirty (30) days prior written notice. Termination of Executive's employment by ORTEL shall also require a majority vote of the Board.

     5. Salary: Executive shall be paid $300,000.00 per year, paid according to ORTEL's standard payroll schedule. Usual and customary expenses will be reimbursed to Executive by ORTEL according to its policy regarding business expenses. The Board shall review Executive's salary, incentive compensation and stock/stock option position annually, on June 18, of each year, with the next review to be on or before June 18, 2000. ORTEL shall provide annual salary increases, incentive compensation and stock/stock options consistent with the custom and practice in the industry for equivalent-sized companies with equivalent executive responsibilities, taking into account the performance of ORTEL and Executive relative to the industry. No such annual review shall reduce Executive's annual salary, incentive compensation, stock/stock options, nor shall it terminate or modify any economic compensation, options, or other rights or benefits granted herein.

     6. Incentive Compensation Bonus: For the year 1999, in addition to Executive's base salary, Executive shall have the opportunity to earn an additional $185,000.00 based on mutually agreed upon Corporate objectives. In the first year, $150,000 of the total bonus is guaranteed, the remaining $35,000 based on performance.

     7. Stock Options: As an incentive to join ORTEL, Executive is hereby granted the option to purchase 600,000 shares of ORTEL stock under the following conditions:

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                                                                   EXHIBIT 10.20
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          a.  The stock options provided for herein shall be subject to the terms and conditions of that certain stock option agreement of even date herewith a copy of which is attached hereto (the "Stock Option Agreement").

          b. Options granted under this Agreement shall have a purchase price equal to the fair market value of the stock as of the close of market on June 17, 1999, the day preceding the date of employment.

          c. All options granted to Executive in this Agreement and all subsequent Agreements will have a four (4) year vesting period; 12/48th will be vested on the one (1) year anniversary of the award, and 1/48th will be vested on the first day of each full month thereafter, so that all options shall be vested on the first day of the 48th month after the date of this Agreement. Vesting shall cease upon the termination of employment.

          d. Executive may exercise vested stock options granted in this Agreement and all subsequent Agreements, until the earliest of (a) ten years from the date of the grant of such options, (b) two (2) years after Executive's termination of employment other than by ORTEL for Cause and (c) Executive's termination of employment by ORTEL for Cause. Notwithstanding the foregoing, all vested stock options shall cease to be exercisable if Executive enters into a Competing Relationship with the Company (as defined in the Stock Option Agreement).

          e. Except as otherwise provided, the stock options referred to herein will be for class A common stock.

     8. Signing Bonus: On or before July 7, 1999, ORTEL shall pay to Executive a one-time signing bonus of $250,000. One twenty-fourth (1/24) of this bonus will vest each month until fully vested on June 18, 2001. Should Executive resign voluntarily or be terminated for Cause as defined in Section 11b, Executive shall repay any unvested portion. In the event Executive's employment is terminated for any other reason, the unvested portion of the sign on bonus will vest and all terms of Sections 11 and 12 will apply.

     9. Health Benefits: ORTEL will provide Executive with the same health, disability and life insurance benefits as are made available to other Executives of ORTEL.

     10. Driver: ORTEL agrees to provide Executive with a driver and a Lincoln Town Car or equivalent for transportation to and from his principal residence in Corona del Mar, California and ORTEL's offices and for other business purposes. ORTEL acknowledges that Executive has relinquished certain other consideration in order to receive this benefit.

     11. Rights on Termination of Employment

         a. Executive shall have the rights and benefits described below (hereinafter "Termination Benefits"), in the event Executive's employment is terminated as follows:

         (1) ORTEL terminates Executive's employment without Cause (as defined below) at anytime;

         (2) Executive terminates his employment for any of the following reasons: (a) a change of job duties, title or responsibility from those described in paragraph 3; (b) Executive is removed from, or not re-elected to the Board of Directors, or is removed as Chairman of the Board of Directors; (c) there is a change in the organizational structure of ORTEL, i.e., who Executive reports to or who reports to him; (d) ORTEL for any reason decreases the salary, benefits or compensation to Executive; (e) Executive is required to travel more than fifty (50) miles from his principal residence to the principal offices of ORTEL as a result of the relocation of the principal offices of ORTEL; or (f) there is a Reorganization (as defined below); or

         (3) Executive's death or disability; for the purposes of this Section 11(a)(3), Executive shall be deemed to be disabled if in the opinion of the Board of Directors, as confirmed by competent medical advice, Executive is physically or mentally incapacitated to such a degree as to be unable to perform his duties for an

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                                                                   EXHIBIT 10.20
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extended period of time.

          b. Executive shall not have Termination Benefits if he voluntarily terminates his employment for any reason other than set forth above or if he is terminated for Cause. Termination of Executive's employment shall be for "Cause" in the event of the occurrence of any of the following: (a) any intentional action or intentional failure to act by Executive which was performed in bad faith and to the material detriment of the Company; (b) Executive intentionally refuses or intentionally fails to act in accordance with any lawful and proper direction or order of the Board; (c) Executive willfully and habitually neglects the duties of employment; or (d) Executive is convicted of a felony crime involving moral turpitude. All other terminations by ORTEL shall be treated as not for Cause.

          c.  Executive's Termination Benefits are as follows:

          (1) ORTEL shall continue to pay Executive his compensation for a period of twenty-four (24) months from the date of termination of employment. Compensation shall be defined as his then current base salary plus annual incentive bonus. Annual incentive bonus shall be defined the average of the prior two (2) years annual bonus actually awarded.

          (2) ORTEL shall continue to pay and/or provide to Executive all health, medical, disability, life insurance, and other benefits described in paragraph 9, for a period of twenty-four (24) months from the date of termination of employment.

          (3) ORTEL shall pay to Executive for accrued but unused vacation time vested as of the date of termination of his employment.

          d. The parties acknowledge that any public discussion of the circumstances pertaining to the parties' termination of their relationship would be counterproductive to the interests of either party. The parties therefore agree to refrain from making any negative, disparaging or defamatory remarks about the other party, or to interfere with the other party's prospective economic gain.

          e.  If Executive's employment is terminated other than as described in
Section 11(a)(1), (2) or (3), Executive shall receive all compensation and benefits earned and accrued under this Agreement prior to such termination of employment and shall have no further rights to any other compensation or benefits hereunder on or after such termination of employment.

          f. If Executive's employment is terminated as a result of death or disability (as described in Section 11(a)(3)), ORTEL obligation's hereunder shall be reduced by any amount of any benefit paid to Executive under any life or disability insurance or other benefit plan of ORTEL relating to such death or disability. If Executive's employment is terminated as a result of death, the benefits of this Agreement shall inure to the estate of Executive.

          g. ORTEL's obligation to make any payments to Executive upon a termination of employment shall be contingent upon Executive's execution of a release of claims in a form reasonably acceptable to ORTEL.

     12.  ORTEL Reorganization:

          a. For purposes of this Agreement, the term "Reorganization" means any Change of Control (as defined in the Stock Option Agreement). A Reorganization shall be deemed to have occurred on the date of such Change of Control.

          b. Upon Reorganization, all unvested stock options shall immediately vest.

          c. ORTEL agrees to gross-up Executive's compensation to compensate Executive for any possible 280G tax consequences that may arise as a result of any acceleration provided in subsection 12(b) or any

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                                                                   EXHIBIT 10.20
                                                                   -------------

other payment made by ORTEL in connection with a Reorganization. Such gross-up payment will be made within fourteen (14) days of the earlier to occur of (i) assessment or ruling by IRS or any other tax authority or (ii) payments of such amounts by Executive in conjunction with the filing of the personal income return for the year in which the payment was made or options accelerated. For calculation purposes, all gross ups will take into account the combined tax effect at the highest applicable federal, state and local tax. ORTEL agrees to gross up such payments to Executive to result in a tax burden to Executive not in excess of the highest marginal married combined federal and state tax rates. ORTEL shall also be responsible for and gross up any excise or penalty taxes applied by state or federal tax authorities by recommendation of such payments.

     13.  Proprietary Information:

          a. Executive recognizes that his position with ORTEL requires substantial trust and confidence because of his access to trade secrets and other proprietary information of ORTEL (collectively "Proprietary Information"). At all times, during the term of this Agreement, and for a period of three (3) years after the termination of this Agreement for any reason, Executive shall use his best efforts and exercise utmost diligence to protect the unauthorized disclosure of any Proprietary Information. Said Proprietary Information includes but is not limited to ORTEL's hardware, software, marketing, manufacturing and design processes, and operating procedures. Executive will not be required to incur personnel expense to protect the unauthorized disclosure of any Propriety Information.

          b. Except as may be required in the performance of his duties hereinunder, Executive shall not use ORTEL's Proprietary Information for his own benefit, or disclose ORTEL's Proprietary Information to another, without ORTEL's prior written consent.

          c. The provisions of this Section 13 are in addition to those set forth in ORTEL Employee Proprietary Information and Invention Agreement previously executed by Executive.

     14. Covenant Not To Compete: During the term of Executive's employment, Executive shall not engage in any act in competition with the business or best interests of ORTEL. During the term of this Agreement, Executive shall not be an agent, employee, or consultant for any competitor of ORTEL. Following any notification of termination, voluntarily or involuntarily, of his employment, Executive may pursue and accept any employment or occupation whether or not it competes with ORTEL.

          a. Executive may, at his option, sit on non-competing Boards of Directors, advisory groups and partnership and may derive compensation for these services. Executive agrees to notify ORTEL of all such associations and maintain a current status of these associations.

     15. No Oral Modification: This Agreement is not subject to oral modification in any fashion. The terms of this Agreement may be modified only by an agreement in writing executed by the Parties hereto. No subsequent attempt to an oral novation will be effective to modify or change this agreement.

     16. Notice: Any notice required by this Agreement shall be in writing and shall be mailed or delivered to the other party at the addresses set forth above. If said notice is mailed, it shall be deemed effective five (5) days after the date of mailing.

     17. Covenants Independent: The covenants set forth herein are independent of one another, and a breach by one party of any promise or covenant set forth herein, shall not terminate the Agreement or excuse performance by the other party of his or its obligations set forth herein.

     18. Entire Agreement: Except as provided herein, this Agreement constitutes the entire agreement between the parties and supersedes all prior written or oral agreements. There are no promises, warranties, or representations other than as contained herein. This Agreement may be only be modified by an Agreement in writing executed by the Parties hereto.

     19. Governing Law: This agreement shall be governed by the laws of the State of California. Any

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                                                                   EXHIBIT 10.20
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action or mediation dispute arising out of this Agreement shall be conducted in
Orange County, California.

     20. Mediation: In the event of a dispute between the parties arising out of this Agreement, the parties agree to submit the dispute to mediation prior to the commencement of litigation. Mediation shall be conducted by any neutral mediator selected by both parties. If the parties cannot agree on the selection of a mediator, then either party may seek an order of the court of competent jurisdiction to appoint a mediator. The party requesting the court to appoint a mediator shall be entitled to reasonable attorney's fees and costs incurred in obtaining the order. In the event mediation does not resolve the parties dispute, then either party may commence an action against the other party.

     21. Attorney's Fees: In the event of any action arising out of this Agreement, the prevailing party will be entitled to reasonable attorney's fees and costs, including pre-litigation attorney's fees and costs.

     22. Further Assurances: Each party shall execute such documents and perform such acts as may be reasonably necessary or appropriate to carry out the terms of this Agreement.

     23. Review By Counsel: Each party has had the opportunity to review this Agreement with an attorney of his or its choice, and each party acknowledges this Agreement is entered into voluntarily.


AGREED                       AGREED


/s/ Stephen R. Rizzone       /s/ Anthony J. Iorilla       /June 18, 1999
------------------------     -----------------------------
  Stephen R. Rizzone         Authorized Agent         Date

                             ORTEL Corporation
Date:  June 18, 1999
       -------------

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